UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 10, 2023

CEREVEL THERAPEUTICS HOLDINGS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39311	85-3911080
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

222 Jacobs Street Suite 200
Cambridge, Massachusetts	02141
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: 844 304-2048

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	CERE	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 10, 2023, Cerevel Therapeutics Holdings, Inc. (the “Company”) announced the appointment of Susan Altschuller as Chief Financial Officer (“CFO”), effective May 15, 2023. Dr. Altschuller will succeed the current interim CFO, Mark Bodenrader, who will remain at the Company and continue to serve as Senior Vice President, Finance and Chief Accounting Officer.

Prior to joining the Company, Dr. Altschuller, age 42, served as the senior vice president and chief financial officer of ImmunoGen, Inc. (Nasdaq: IMGN), a biotechnology company developing the next generation of antibody drug conjugates for cancer patients, from July 2020 until March 2023. From January 2018 until July 2020, Dr. Altschuller served as the vice president, head of investor relations and, later, the vice president, head of enterprise finance at Alexion Pharmaceuticals, Inc. Prior to her time at Alexion, Dr. Altschuller was executive director, head of investor relations at Bioverativ Inc., where she served as the primary interface with Wall Street and led all investor-related activities for the launch of the hemophilia spin-off. Earlier in her career, Dr. Altschuller held positions at Biogen Inc. (Nasdaq: BIIB) in various functions of increasing responsibility, including investor relations, corporate finance and commercial finance. Dr. Altschuller currently serves as the chair of the audit committee on the board of directors of Vestaron Corporation and is a founding board member of the HNRNP Family Foundation. Dr. Altschuller received a BSE in Biomedical Engineering with Honors from Tulane University, a Ph.D. in Biomedical Engineering from the Illinois Institute of Technology and an MBA from the MIT Sloan School of Management.

On April 14, 2023, the Company entered into an employment agreement with Dr. Altschuller (the “Employment Agreement”). Pursuant to the Employment Agreement, Dr. Altschuller will be paid an annual base salary of $500,000 per year and has the opportunity to earn a target annual incentive plan award of 45% of her annual base salary (the “Target Bonus”). Dr. Altschuller is also eligible to be granted non-qualified stock options to purchase shares of the Company’s common stock (the “Options”) and restricted stock units (the “RSUs”) with an aggregate grant date fair value of $4,000,000, in an approximate ratio of 75% Options and 25% RSUs. Dr. Altschuller will also be eligible to participate in the employee benefits plans generally available to other senior executive officers of the Company.

Pursuant to the terms of the Employment Agreement, in the event that Dr. Altschuller is terminated without cause or resigns for good reason (in each case, as defined in the Employment Agreement) outside of a Sale Event Period (as defined in the Employment Agreement), then Dr. Altschuller will be entitled to receive: (i) payment of her base salary for a period of twelve (12) months following her date of termination; (ii) the Target Bonus for the year of termination, prorated for the number of days that she was employed during the year in which Dr. Altschuller’s employment terminates; and (iii) the Company’s contribution toward the coverage Dr. Altschuller and her eligible dependents are eligible for under the Company’s health insurance policy until the earlier of (A) 12 months following her date of termination and (B) the date that Dr. Altschuller and her eligible dependents cease to be eligible for coverage under applicable law or plan terms. In the event Dr. Altschuller is terminated without cause or resigns for good reason during the Sale Event Period, then, in lieu of the above-described benefits, she will be entitled to receive benefits in accordance with the Company’s severance benefits policy for specified C-Suite executives.

The summary of the Employment Agreement is qualified in its entirety by the actual terms of the Employment Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the three months ending June 30, 2023.

Item 7.01	Regulation FD Disclosure.

On May 10, 2023, the Company issued a press release announcing the appointment of Susan Altschuller as Chief Financial Officer. A copy of the press release is being furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information contained in item 7.01 of this Current Report on Form 8-K and Exhibit 99.1 attached hereto is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release issued by Cerevel Therapeutics Holdings, Inc. on May 10, 2023, furnished herewith.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CEREVEL THERAPEUTICS HOLDINGS, INC.

Date: May 10, 2023	By:	Mark Bodenrader
Mark Bodenrader Interim Chief Financial Officer